Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 14, 2014 (except for Note 10, as to which the date is August 12, 2014), with respect to the financial statements of Redback Energy Services contained in the Registration Statement and Prospectus of Mammoth Energy Partners LP. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

September 23, 2014